As filed with the Securities and Exchange Commission on October 4, 2004.

Registration No. ___________

 United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IKONA GEAR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	88-0474903 (I.R.S. Employer Identification No.)

1850 Hartley Avenue, Unit #1
Coquitlam, British Columbia, Canada V3K 7A1
                           (604) 523-5500
(Address of principal executive offices)

IKONA GEAR INTERNATIONAL, INC. 2003 EQUITY INCENTIVE PLAN
(Full Title of Plan)

Laith Nosh, President
1850 Hartley Avenue, Unit #1
Coquitlam, British Columbia, Canada V3K 7A1
                                                   (604) 523-5500
(Name, Address and Telephone number of Agent for Service)

Copies to:

Clifford L. Neuman, Esq.
Clifford L. Neuman P.C.
Temple-Bowron House
1507 Pine Street
Boulder, CO 80302
(303) 449-2100 (Telephone)
(303) 449-1045 (Facsimile)
CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Common Stock $.00001 Par Value	4,400,000 shares(1)	$1.075(2)	$4,672,630(2)	$604.00

____________________

(1) The total number of shares of Common Stock, $.00001 par value (the "Common Stock") currently reserved for issuance under the Ikona Gear International, Inc. 2003 Equity Incentive Plan (the "Plan") is 4,400,000, all of which shares are being registered under the Securities Act of 1933 pursuant to this Registration Statement.

The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(h)(1), the fee is calculated on the basis of (i) as to an aggregate of 1,949,000 shares subject to outstanding options granted under the Plan, based upon the weighted average exercise price of those outstanding options of $1.01 per share and (ii) as to the remaining 2,451,000 shares reserved for issuance to future grants under the Plan, based on the average of the high and low bid prices of the Company's shares on September 27, 2004.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.      Plan Information.

       The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424. Ikona Gear International, Inc. (the "Company") will maintain a file of such documents in accordance with the provisions of Rule 428. Upon written or oral request to Ikona Gear International, Inc., 1850 Hartley Avenue, Unit #1, Coquitlam, British Columbia, Canada V3K 7A1 (telephone number (604) 523-5500), Attention Chief Financial Officer, the Company shall furnish, without charge, to employees, the Commission or its staff a copy or copies of all of the documents included in such file.

Item 1(b).   Securities to be Offered

       On October 28, 2003, the Board of Directors authorized and the Company's stockholders approved, the Company's 2003 Equity Incentive Plan (the "Plan"). The total number of shares of common stock, $.00001 par value (the "common stock") currently authorized to be issued under the Ikona Gear International, Inc. 2003 Equity Incentive Plan (the "Plan") is 4,400,000. An aggregate of 1,949,000 options to purchase shares of the Company's common stock have been granted to employees. To date, no options have been exercised. An aggregate of 4,400,000 shares remain available for issuance under the Plan, including those shares reserved for issuance pursuant to the exercise of outstanding options, all of which shares the Company hereby registers pursuant to this Registration Statement.

       This Registration Statement also covers any additional shares of common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

Item 2.     Registration Information and Employee Plan Annual Information.

              The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

              We hereby incorporate by reference in this Registration Statement the following documents, all of which were previously filed by the Company with the Commission:
1.	The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the Commission on February 20, 2003.
2.	The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 2003, as filed with the Commission on May 2, 2003.
3.	The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2003, as filed with the Commission on August 5, 2003.
4.	The Company's Quarterly Report on Form 10-QSB for the period ended November 30, 2003, as filed with the Commission on January 20, 2004.
5.	The Company's Quarterly Report on Form 10-QSB for the period ended February 29, 2004, as filed with the Commission on April 14, 2004.
6.	The Company's Quarterly Report on Form 10-QSB for the period ended May 31, 2004, as filed with the Commission on July 14, 2004.
7.	The Company's Current Report on Form 8K as filed with the Commission on August 12, 2003.
8.	The Company's Current Report on Form 8K as filed with the Commission on August 19, 2003.
9.	The Company's Current Report on Form 8K as filed with the Commission on October 20, 2003.
10.	The Company's Current Report on Form 8K as filed with the Commission on October 29, 2003.
11.	The Company's Current Report on Form 8K as filed with the Commission on October 31, 2003.
12.	The Company's Current Report on Form 8K as filed with the Commission on November 3, 2003.
13.	The Company's Current Report on Form 8K as filed with the Commission on November 10, 2003.
14.	The Company's Current Report on Form 8K as filed with the Commission on December 12, 2003.
15.	The Company's Current Report on Form 8K/A as filed with the Commission on January 23, 2004.
16.	The Company's Information Statement relating to the name change of the Company, as filed with the Commission on November 10, 2003.

             All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

           Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in documents incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document that is subsequently incorporated by reference herein modifies such statement. Any statement so modified or superseded shall not be deemed, except as to be modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

       Not applicable.

Item 5. Interests of Named Experts and Counsel.

       Not applicable.

Item 6. Indemnification of Directors and Officers.

       The Nevada Revised Statutes provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       Nevada law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

       Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

       Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

       Not applicable.

Item 8. Exhibits.
Exhibit Number	Exhibit Description
4.1	Ikona Gear International, Inc. 2003 Equity Incentive Plan
5.1	Opinion of Clifford L. Neuman, P.C. as to the legality of the securities being registered
23.1	Consent of Clifford L. Neuman, P.C. to the use of their opinion as an Exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.1
23.2	Consent of Dohan and Company, CPAs, P.A.
24.1	Powers of Attorney (included with the signature page to this Registration Statement)

Item 9. Undertakings.
(a)	The Company hereby undertakes:
(1)

To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement that includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 4th day of October, 2004.
Ikona Gear International, Inc.
By: /s/ Laith Nosh Laith Nosh, President

POWER OF ATTORNEY

       Each of the undersigned officers and directors of Ikona Gear International, Inc., hereby constitutes and appoints Laith Nosh, Chief Executive Officer and Chairman of the Board of Directors of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed by the following persons (or by their duly authorized attorney-in-fact) in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Laith I. Nosh Laith I. Nosh	President and Director (Principal Executive Officer)	October 4, 2004
/s/ Simon Anderson Simon Anderson	Secretary and Director	October 4, 2004
/s/ Dal Brynelsen Dal Brynelsen	Director	October 4, 2004
/s/ Barrie Freeke Barrie Freeke	Director	October 4, 2004
/s/ Raymond L. Polman Raymond L. Polman	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 4, 2004